EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM’S CONSENT

Blonder Tongue Laboratories, Inc.

Old Bridge, New Jersey

We consent to the incorporation by reference in the Registration Statements of Blonder Tongue Laboratories, Inc. on Form S-8 (File Nos. 333-15039, 333-52519, 333-37670, 333-96993, 333-111367, 333-126064, 333-150755 and 333-174303) of our report dated March 31, 2014 with respect to our audits of the consolidated financial statements of Blonder Tongue Laboratories, Inc. as of December 31, 2013 and 2012 and for the years then ended appearing in this Annual Report on Form 10-K of Blonder Tongue Laboratories, Inc. for the year ended December 31, 2013.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 31, 2014